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                                                                      EXHIBIT 15


August 8, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated July 29, 2003 on our review of the interim consolidated financial information of Nabors Industries Ltd. and its subsidiaries (the "Company") as of June 30, 2003 and for the three-month and six-month periods ended June 30, 2003 and 2002, and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2003, is incorporated by reference in the Company's Registration Statements on Form S-8 (Registration Numbers 333-96699, 333-92483-99, 333-91829-99, 333-91743-99,
333-87069-99, 333-86289-99, 333-76077-99, 333-45446-99 and 333-11313-99), on
Form S-3 (Registration Numbers 333-91296, 333-85228-99, 333-99267 and
333-102246) and on Form S-4 (Registration Numbers 333-76198, 333-100492-01 and
333-100493-01).

Very truly yours,


/s/ PRICEWATERHOUSECOOPERS LLP